Exhibit 15

CORVEX AND RELATED AMEND COMPLAINT IN MARYLAND STATE COURT SEEKING

A DECLARATION THAT VARIOUS BYLAW AMENDMENTS ADOPTED BY THE BOARD

OF TRUSTEES OF COMMONWEALTH REIT (CWH) ARE NULL AND VOID

NEW YORK, March 15, 2013—Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) announced that in order to facilitate their previously announced solicitation of written consents from the shareholders of Commonwealth REIT (“CWH”) to remove the entire board of trustees, they are today amending their complaint pending in Maryland State Court against CWH, its board of trustees, including Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin and Frederick N. Zeytoonjian, and its external manager, Reit Management & Research LLC.

Pursuant to the amended complaint, Corvex and Related are seeking that the Court declare null and void various bylaw amendments that the board of trustees has implemented to attempt to restrict shareholders’ ability to act by written consent. Corvex and Related strongly believe such bylaw provisions implemented by the board of trustees are in clear contravention of CWH’s charter, which expressly grants all shareholders the right to act by written consent. Corvex and Related are also filing in Maryland State Court a motion for partial summary judgment on this matter.

Keith Meister of Corvex and Jeff T. Blau of Related issued the following statement:

“We believe shareholders will have the opportunity in the near term to exercise their right to vote on the removal of the entire CWH board of trustees. We are confident that there is a clear and timely path forward. We and our legal team believe the board’s attempted ‘clarification’, and other bylaw amendments intended to delay shareholders’ ability to act by written consent, are inconsistent with CWH’s own charter and thus null and void as a matter of law.”

Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, Corvex Management LP and Related Fund Management, LLC have filed a preliminary written consent solicitation statement with the Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of the Company. Investors and security holders are urged to read the preliminary written consent solicitation statement in its entirety, and the definitive written consent solicitation statement and other relevant documents when they become available, because they will contain important information regarding the consent solicitation. The preliminary and definitive written consent solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of the Company’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, LP, Related Real Estate Recovery Fund, LP, RRERF Acquisition, LLC, Jeff T. Blau and Richard O’Toole. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary written consent solicitation statement filed with the SEC on March 13, 2013.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management, LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.